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                                                                     Exhibit 4.9

                           BENTON OIL AND GAS COMPANY

                             STOCK OPTION AGREEMENT

                           AMENDED ___________________

         This Amended Stock Option Agreement amended as of _________________ by and between BENTON OIL AND GAS COMPANY (the "Company") and __________________ (the "Optionee").

         It is hereby agreed as follows:

                1. GRANT OF OPTION; CONSIDERATION. The Company hereby confirms the grant to the Optionee on __________________ of a stock option to purchase up to ___________ shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), at an exercise price of $7.75 per share (the "Option"). The Option granted hereunder is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The terms of the Option are subject to adjustment in certain circumstances, as herein.

                   The Optionee shall be required to pay no consideration for the grant of the option.

                2. OPTION TERMS. Subject to all of the terms and conditions of this Agreement, including acceleration of exercisability in the event of a Change of Control (as provided under Section 3), the Optionee may purchase up to ________ Shares upon exercise of this Option on or after August 10, 1993, an additional ________ Shares upon exercise of this Option on or after August 10, 1994, an additional ________ Shares upon exercise of this Option on or after August 10, 1995. This Option, to the extent it has not been previously exercised, shall expire at 5:00 p.m. (Pacific Time) on August 10, 2003.

                   The Option may be exercised in whole or in part (to the extent then exercisable) by delivery to and receipt by the Secretary of the Company at 1145 Eugenia Place, Suite 200, Carpinteria, California 93013, of a written notice, signed by the Optionee, specifying that this Option is being exercised for the number of Shares which the Optionee wishes to purchase, accompanied by payment in full of the exercise price in cash (including by check) or in such manner as may then be permitted under Rules and Regulations adopted by the Board. As soon as practicable after the valid exercise of the Option, the Company shall deliver to the Optionee one or more stock certificates representing the Shares so purchased, with any requisite legend affixed.

                3. OPTION VESTING UPON CHANGE OF CONTROL OF THE COMPANY. In the event of a Change of Control of the Company, the vesting of Optionee's Options shall be automatically accelerated, so that all Options outstanding at the time of such Change of Control will be exercisable immediately.

                   "Change of Control" shall mean any of the following events:
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              (A) any "Person," as such term is used in Sections 13(d) and
              14(d) of the Exchange Act (other than Company, any trustee or other fiduciary holding securities under an employee benefit plan of Company, or any company owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company) is or becomes the "Beneficial Owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of Company's outstanding securities;

              (B) individuals who constitute the Board on the effective date of the Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such effective date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (B), considered as though such person were a member of the Incumbent Board;

              (C) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than (1) any such transaction which would result in at least 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being "Beneficially Owned" (as defined above) by 75% or more of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (2) a merger or consolidation effected to implement a recapitalization of Company (or similar transaction) in which no "Person" (as defined above) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

              (D) the stockholders of Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred with respect to any particular Optionee by virtue of any transaction which results in such Optionee, or a group of Persons which includes such Optionee, acquiring, directly or indirectly, 25% or more of the combined voting power of the Company's outstanding securities.

          4. CAPITAL CHANGES. In the event any changes are made to the shares of Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of one percent (1%) at any single time, stock split, combination of shares, exchange of shares, extraordinary cash dividend, change in corporate structure or otherwise), the Board or

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Committee shall, in order to prevent dilution or enlargement of Participants'
rights, make appropriate adjustments in: (i) the number and kind of shares of Common Stock theretofore made subject to Optionee's Options, and/or in the exercise price of said shares. If any of the foregoing adjustments shall result in a fractional share, the fraction shall be disregarded, and the Company shall have no obligation to make any cash or other payment with respect to such a fractional share.

          5. TRANSFERABILITY. All rights or interests of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any third party and may be subject to any lien, obligation, or liability of the Optionee to any third party. The Option or any portion thereof may be transferable to any third party by the Optionee with the prior consent of the Company.

          6. COMPLIANCE WITH LAWS AND REGULATIONS. The obligation of the Company to deliver Shares upon the exercise of this Option is conditioned upon compliance by the Optionee and by the Company with all applicable laws and regulations, including regulations of federal and state agencies.

           7. NO RIGHTS AS A STOCKHOLDER. An Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to Optionee's Option, until such Optionee's Option is exercised. Except as provided in Section 4, no adjustment shall be made in the number of shares of Common Stock issued to a Optionee, or in any other rights of the Optionee upon exercise of an Optionee's Option, by reason of any dividend, distribution, or other right granted to stockholders for which the record date is prior to the date of exercise of the Optionee's Option.

            8. BINDING EFFECT; INTEGRATION; NO OTHER RIGHTS CREATED. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option. No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Company or impair the rights of the Optionee with respect to the Option shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by the Optionee. Neither this Agreement nor the grant of the Option shall constitute an employment agreement.

                                      BENTON OIL AND GAS COMPANY


                                      BY:
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                                      TITLE:  Chief Executive Officer


                                      OPTIONEE:


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